Exhibit 10.35

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (the “Amendment”) is executed this 30th day of November 1998, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Leasor or Landlord”), and SOUTHCORP PACKAGING USA, INC., a Nevada corporation d/b/a, f/k/a North America Packaging Corp. and f/k/a Rheem Container Corporation (“Lessee or Tenant”)

W I T N E S S E T H :

WHEREAS, Industrial Associates Number One, as predecessor in interest to Landlord, and Tenant entered into a certain lease dated June 14, 1989 (the “Lease”), whereby Tenant leased from Landlord certain premises consisting of approximately 83,200 square feet of space (the “Original Premises”) located in Building No. 641 and commonly known as 6061 Guion Road, Indianapolis, Indiana 46254; and

WHEREAS, Landlord and Tenant desire to expand the Original Premises by approximately 3,864 square feet (the “Additional Space”). Collectively, the Original Premises and Additional Space shall hereinafter be referred to as the “Leased Premises”; and

WHEREAS, Landlord and Tenant desire to extend the Lease Term;

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such expansion and extension

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.

1. Amendment of Section 1. The Leased Premises. Commencing June 1, 1999, Section 1 of the Lease is hereby amended by substituting Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Original Premises are striped and the Additional Space is cross-hatched, in lieu of Exhibit A attached to the Lease. Section 1 of the Lease is further amended to replace “83,200” with “87,064” in the first sentence thereof and to replace “6069 with “6061” in the second sentence thereof.

2. Amendment of Section 2. Term. Section 2 of the Lease is hereby amended no reflect the extension of the Lease Term through May 31, 2009.

3. Amendment of Section 3. Rent. Commencing June 1, 1999, Paragraphs (a) and (b) of Section 3 of the Lease are hereby deleted in their entirety and the following is substituted in lieu thereof:

(a) During the period from June 1, 1999 through May 31, 2004, the sum of Three Hundred Fifty-eight Thousand Seven Hundred Three Dollars and Sixty-four Cents ($358,703.64) per year, payable in equal monthly installments of Twenty-nine Thousand Eight Hundred Ninety-one Dollars and Ninety-seven Cents ($29,891.97); and

(b) During the period from June 1, 2004 through May 31, 2009, the sum or Three Hundred Ninety-five Thousand Two

Hundred Seventy Dollars and Fifty-two Cents ( $395,270.52) per year, payable in equal monthly installments Thirty-two Thousand Nine Hundred Thirty-nine Dollars and Twenty-one Cents ($32,939.21).

4. Amendment of Section 23. Notice. Section 23 of the Lease is hereby amended to reflect the following notice and payment addresses:

Landlord:	Duke Realty Limited Partnership 8888 Keystone Crossing, Suite 1200 Indianapolis, IN 46240

Tenant:	Southcorp Packaging USA, Inc. Guion Road Indianapolis, IN 46254

Address for rental and other payments:	Duke Realty Limited Partnership P.O. Box 56259 Indianapolis, IN 46266

5. Additional Provisions. The Lease is hereby amended by adding the following additional sections:

30. Construction of Tenant Improvements. Tenant has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct in a good and workmanlike manner the improvements designated as Landlord’s obligations in the attached Exhibit D. Such improvements shall be in accordance with and at the expense of the party indicated on Exhibit D.

31. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent certified and audited financial statements prepared as of the end of Tenant’s most recent fiscal year. Such financial statements shall be prepared in conformity with generally accepted accounting principles, consistently applied.

32. Representations and Indemnifications. Any representations and indemnifications or Landlord contained in the Lease shall not be binding upon (i) any mortgagee having a mortgage presently existing or hereafter placed on the Building, or (ii) a successor to Landlord which has obtained or is in the process of obtaining fee title interest to the Building as a result of a foreclosure of any mortgage or a deed in lieu thereof.

6. Tenant’s Representations and Warranties. The undersigned represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord’s request, shall provide Landlord with evidence of such authority.

LEASE AGREEMENT

THIS LEASE AGREEMENT is executed this 14 day of June, 1989, by and between INDUSTRIAL ASSOCIATES NUMBER ONE, a partnership with offices in Marion County, Indiana (“Lessor”) and RHEEM CONTAINER CORPORATION, a Nevada corporation, admitted to do business in Indiana with offices at 6069 Guion Road, Indianapolis, Indiana (“Lessee”).

WHEREAS, Lessee is currently leasing a building owned by Lessor in Indianapolis, Indiana, commonly known as 6069 Guion Road, pursuant to a Lease Agreement dated May 31, 1974, as supplemented by Addenda dated March 20, 1978 and July 24, 1984, for a term which commenced June 1, 1974 and will expire May 31, 1989 (the “Existing Lease”); and

WHEREAS, the parties desire to enter into a new lease agreement with respect to the premises described in the Existing Lease for a term commencing June 1, 1989;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties enter into the following lease agreement:

1. The Leased Premises. The Lessor hereby leases and grants to the Lessee and the Lessee hereby leases from the Lessor those premises outlined in red on the plot plan which is marked Exhibit A and attached hereto as a part of this Lease, have a gross area of approximately 83,200 square feet (hereinafter referred to as the “Leased Premises”), together with the exclusive right to use all parking spaces on the Real Estate (hereinafter defined), the non-exclusive right of ingress to and egress from the Leased Premises over access ways from time to time maintained by Lessor, and the non-exclusive right to use a railroad spur track constructed by Lessor to serve the Leased Premises and other properties, subject to reasonable rules and regulations of Lessor from time to time in effect. The Leased Premises are located on real estate in Marion County, Indiana, commonly known as 6069 Guion Road, Indianapolis, Marion County, Indiana, and more particularly described on Exhibit B attached hereto as a part hereof (herein referred to as the “Real Estate”).

2. Term. The term of this Lease shall be for a period of ten (10) years, commencing June 1, 1989, and expiring at midnight May 31, 1999 (the “Lease Term”).

3. Rent. Lessee agrees to pay to Lessor as rent for the Leased Premises during the Lease Term the following amounts:

(a) During the period from June 1, 1989 through May 31, 1994, the sum of Two Hundred Forty Nine Thousand Six Hundred Dollars ($249,600.00) per year, payable in equal monthly installments of Twenty Thousand Eight Hundred Dollars ($20,800.00); and

(b) During the period from June 1, 1994 through May 31, 1999, the annual rent set forth in subparagraph (a)

above, multiplied by the Cost of Living Quotient. The “Cost of Living Quotient” shall be the quotient obtained by dividing the Cost of Living Index Number for the month of June 1994 by the Cost of Living Index Number for the month of June 1989, but not less than 1, nor more than 1.1. Until the adjusted rent is determined, Lessee shall pay rent based upon the latest available Cost of Living Number subject to adjustment when the Cost of Living Number for June 1994 is available. The “Cost of Living Index Number” shall be the index number set forth in the column for “All- Items” for the group labeled “All Urban Consumers (CPI-U) (1982-84 = 100)” in the Consumer Price Index United States City Average published by the United States Department of Labor, Bureau of Labor Statistics, or, if such index should be discontinued, such other index, standard, or statistics which most nearly measures the relative purchasing power of the consumer dollar on the dates set forth above.

Rent shall be payable without relief from valuation or appraisement laws, and the monthly installments shall be paid in advance on the first day of each month commencing June 1, 1989. In the event the Lease Term terminates on a day other than the last day of a calendar month, Lessor shall refund a pro-rata portion of the monthly rent paid by Lessee for that month.

Payments of any installments of rent or other charges hereunder overdue for fifteen (15) days or more shall bear interest at the rate of three percent (3%) per annum above the prime interest rate in effect from time to time at INB National Bank, Indianapolis, Indiana, from the due date thereof until paid. In addition, Lessor may exercise its rights under paragraph 10 of this Lease.

4. Property Taxes. Lessor agrees to pay all real property taxes. Commencing with real property taxes payable in 1990, Lessee agrees to pay to Lessor as additional rent the amount of any increase in real property taxes payable with respect to the Real Estate and the improvements thereon over $19,607.80, being the real property taxes payable by Lessor in the year 1989. Lessee’s share of the real property taxes which are assessed during the last year of the Lease Term shall be pro-rated on a per diem basis. The term “real property taxes” shall include any excise, sales or gross receipts tax hereafter levied upon the gross rental receipts of Lessor hereunder. Lessee shall pay its share in semi-annual installments upon demand, provided, that Lessor shall furnish to Lessee copies of the tax statement for the base year, and for each year for which a contribution is due from Lessee, together with a statement showing the computation of Lessee’s share. Lessee shall pay all property taxes levied on Lessee’s personal property in the Leased Premises and on the Real Estate, it being agreed that the silos, cooling towers, tanks, compressors, bridge connecting the Leased Premises to the building to the South, manufacturing and material handling equipment and any other equipment installed in and on the Leased Premises, or on the Real Estate, by Lessee shall remain Lessee’s personal property for tax purposes.

5. Brokers. Each of the parties represents and warrants that it has not made any commitments or agreements by reason of which the other party is or will be obligated to pay any brokerage commission or finder’s fee or similar charges in connection with this Lease, and each party shall indemnify the other with respect to any such commissions, fees or charges caused by it.

6. Use of Leased Premises. The Leased Premises shall be used by the Lessee for the following purposes:

The manufacture of molded plastic products, including necessary light steel stamping accessories, warehousing, storage and office, and for no other purpose without the prior written consent of the Lessor, which consent will not be unreasonably withheld.

Lessee shall not use the Leased Premises or fail to maintain them in any manner constituting a violation of any ordinance, statute, regulations or order of any governmental authority, including but not limited to zoning ordinances, nor will the Lessee maintain or permit any nuisance to occur or be maintained on the Leased Premises.

Lessee shall not affix to or upon the exterior of the Leased Premises any signs, awnings, or other equipment, except with the prior written approval of Lessor, which will not be unreasonably withheld.

Lessee covenants and agrees that Lessee will use, maintain and occupy the Leased Premises in a careful, safe and proper manner, will not commit waste thereon, and will comply with the provisions of this Lease with respect to the protection of the environment.

7. Environmental Matters. Lessee shall not permit any hazardous materials to be brought upon, maintained or used in or about the Leased Premises or the Real Estate except in strict compliance with all applicable governmental laws and regulations, and shall promptly notify Lessor in writing of any spills, or discharges thereof, and of all notices, investigations, inspections or orders of any governmental agency with respect to Lessee’s operations at the Leased Premises.

Lessee shall promptly correct, and shall indemnify, defend and hold harmless Lessor, and its partners, from all fines, suits, proceedings, claims, actions and liabilities of any kind arising out of or in any way connected with, any spills or discharges of hazardous substances or wastes by Lessee, or any invitees or licensees of Lessee, at the Leased Premises or the Real Estate that are based upon events occurring during the period of Lessee’s occupancy from and after June 1, 1974, whether arising under laws and regulations now in effect or enacted or adopted at any time hereafter. Lessee’s obligations and liabilities under this paragraph shall continue so long as Lessor, or its successors and assigns, remain responsible for any spills or discharges of hazardous substances or wastes at or from the Leased Premises or the Real Estate, and shall include, without implied limitation, the payment of all costs incurred in connection with any investigation of site conditions, and any clean-up, removal, and restoration work required by any federal, state or local governmental agency or court because of the presence or release of any such hazardous materials.

In addition, concurrently with Lessee’s vacation of the Leased Premises, and/or concurrently with any request by Lessee to assign its interest in this Lease or the Leased Premises, Lessee shall submit to Lessor, at Lessee’s expense, an environmental audit report of the Leased Premises and the Real Estate prepared by qualified environmental engineers in reasonable detail to permit Lessor to determine whether Lessee has complied with its duties hereunder; provided, however, that Lessee shall not be required to incur expenses in excess of Fifteen Thousand Dollars ($15,000.00) in the preparation of such report. In the event the estimated cost of the report exceeds Fifteen Thousand Dollars ($15,000.00), Lessee shall notify Lessor of the same, and Lessor and Lessee shall investigate and pursue ways to cause the report to be issued for less than Fifteen Thousand Dollars ($15,000.00) . If it is impossible to cause the report to be issued for less than $15,000.00, Lessor shall have the option of waiving the requirement of the report or paying the cost of the same in excess of Fifteen Thousand Dollars ($15,000.00). Lessee’s rights hereunder with respect to assignment and sub-letting are also subject to Lessee’s compliance, at Lessee’s expense, with all laws and regulations which may be hereafter enacted requiring environmental clearances prior to the transfer of interests in real estate, and Lessee agrees to cooperate with Lessor in obtaining any environmental clearances which may be required upon Lessor’s transfer of its interest in the Leased Premises or the Real Estate.

8. Maintenance and Repairs.

(a) During the term of this Lease, the Lessee shall, at its own cost and expense, maintain in good condition and repair: (i) the interior of the Leased Premises, including but not limited to the electrical systems, heating and air-conditioning systems, plate, glass, windows and doors, sprinkler and plumbing systems, drain pipes and water lines within the Leased Premises, and (ii) the exterior, interior, foundations, pipes and plumbing of and connecting all gas, fuel, water, cooling and storage tanks and silos, and the connecting bridge referred to in paragraph 4 hereof, constructed by Lessee on the Real Estate.

(b) During the term of this Lease, the Lessor shall, at its own cost and expense, maintain in good condition and repair the roof, exterior walls, foundation and structural frame of the building constituting the Leased Premises, excluding any structures, tanks, cooling towers and silos constructed by Lessee.

(c) During the term of this Lease, the Lessor, as agent for the Lessee, at Lessee’s option, shall arrange for the repair and maintenance of the parking areas and access ways of the Real Estate, including the mowing of grass and striping, cleaning and snow removal, and Lessee shall pay the cost thereof to Lessor as additional rent within ten (10) days after receipt of a detailed statement of such costs (with copies of invoices attached).

9. Assignment and Sub-Lease. The Lessee shall not assign this Lease in whole or in part or sub-let the Leased Premises in whole or in part without the prior written consent of Lessor, which consent shall not be unreasonably withheld. In the event the Lessor consents to an assignment or sub-letting, Lessee shall comply with the provisions of paragraph 7 hereof and shall remain primarily liable to perform all of the covenants and conditions contained in this Lease, unless Lessor shall otherwise expressly agree in writing.

Lessee’s request for consent shall disclose the name and address of the proposed assignee or sub-tenant, and the terms and conditions of the proposed assignment or sub-letting. In the event of a proposed assignment or sub-letting, the Lessor shall have the right, by written notice to Lessee within fifteen (15) days following receipt of the Lessee’s request for consent, to terminate this Lease with respect to the Leased Premises (or such portion thereof as would be the subject of such sub-letting) and, at Lessor’s option, to enter into a lease for the Leased Premises (or such portion thereof) with the proposed assignee or sub-tenant.

The transfer of a majority of the voting stock of Lessee to a party which is not presently an affiliate of Lessee shall also constitute an assignment of this Lease for the purpose of this paragraph.

Unless Landlord elects to terminate this Lease, Lessee agrees to reimburse Lessor for expenses, including reasonable attorneys’ fees, incurred by Lessor in connection with the processing of requests to approve an assignment of this Lease, or a sub-letting of the Leased Premises; provided, however, that such reimbursement shall not exceed Five Thousand Dollars ($5,000.00) per request.

10. Default and Remedy. Each of the following shall be deemed a default by the Lessee:

(a) Failure to pay the rent or other charges as herein provided when due.

(b) Failure to perform any act required to be performed by the Lessee hereunder or to comply with any condition or covenant contained herein.

(c) The abandonment of the Leased Premises by the Lessee or its adjudication as a bankrupt; the making by the Lessee of a general assignment for the benefit of creditors or pursuant to any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for the Lessee or its assets; the appointment of a temporary receiver for the Lessee or its assets if such temporary receivership has not been vacated or set aside within thirty (30) days from the date of such appointment; the initiation of an arrangement, corporate reorganization or similar proceeding by or against the Lessee; dissolution or other termination of Lessee’s corporate charter.

In the event of any default provided above and the continuance of such a default, after fifteen (15) days’ written notice is given by Lessor to Lessee in the case of a default described in subparagraph (a) above, or after thirty (30) days’ written notice is given by Lessor to Lessee with respect to other defaults, this Lease shall terminate at the option of the Lessor, or the Lessor may, without terminating this Lease, terminate Lessee’s right to possession of the Leased Premises. In either event, the Lessor may re-enter the Leased Premises, take possession of all or any part thereof, and remove all property and persons therefrom and shall not be liable for any damage therefor or for trespass. No such re-entry shall be deemed an acceptance of the surrender of this Lease or a satisfaction of the Lessee’s obligation to pay the rent as provided herein or any other obligations of Lessee hereunder, but Lessee shall continue to be liable to Lessor for the difference between the rental and other charges herein provided, and the net proceeds, if any, received by Lessor from any re-letting of the Leased Premises, after deduction of all costs and expenses of such default and re-letting, including reasonable attorneys’ fees and brokerage commissions relating to the balance of the Lease Term.

If, after notice to Lessee of a default, Lessee fails to cure such default within the times specified herein, Lessor shall, in addition, have the right to cure such default on behalf of Lessee, and Lessee shall reimburse Lessor for such work within thirty (30) days after Lessee receives Lessor’s invoice therefor.

The failure of the Lessor to exercise any option herein provided on account of any default shall not constitute a waiver of the same or any subsequent default and no waiver of any condition or covenant of this Lease by either party shall be deemed to constitute a waiver by either party of any default for the same or any other condition or covenant. No waiver shall be enforced against Lessor unless in a writing signed by Lessor.

The remedies set forth in this paragraph shall be in addition to other remedies granted to Lessor elsewhere in this Lease or at law or in equity, and shall not affect any claim for damages or other relief to which Lessor may be entitled.

11. Alteration: Liens. Lessee shall not perform or permit alterations of or upon any part of the Leased Premises without first obtaining the written consent of the Lessor, which will not be unreasonably withheld, and then only upon the terms and conditions contained in such written consent. All alterations and additions to the Leased Premises shall be made in accordance with all applicable laws and, except as otherwise provided herein, shall remain for the benefit of the Lessor. The Lessee shall indemnify and save harmless the Lessor from all costs, loss or expense in connection with any construction or installation by Lessee. No person shall be entitled to any lien directly or indirectly derived through or under the Lessee or through or by virtue of any action or omission of the Lessee upon the Leased Premises for any improvements or fixtures made thereon or installed therein or for or on account of any labor or material furnished to the Leased Premises or for or on account of any matter or thing whatsoever; and nothing in this Lease contained shall be construed to constitute a consent by the Lessor to the creation of any lien. In the event any such lien shall be filed against the Leased Premises or the Real Estate based upon any acts or undertakings of Lessee, Lessee shall cause such lien to be released within ten (10) days after actual notice of the filing thereof or shall furnish to Lessor a bond or other undertaking satisfactory to Lessor, conditioned to indemnify Lessor against loss or damage, including attorneys’ fees, from the foreclosure of such lien.

Lessee may, prior to the expiration of the Lease Term, remove all of Lessee’s trade fixtures and equipment which can be removed without injury to the Leased Premises, provided that at such time all rents stipulated herein are paid in full and any damage to the Leased Premises is promptly repaired.

12. Inspection and Repairs. Lessor, or Lessor’s agents and invitees, shall be permitted to inspect the Leased Premises at mutually agreeable times during usual business hours, and, during the last six (6) months of the Lease Term, Lessor shall have the right to maintain “For Lease” signs on or about the Real Estate and the Leased Premises. Lessor shall have the right to make any repairs to the Leased Premises which the Lessor may deem necessary for its preservation if Lessee does not make such repairs promptly after written notice from Lessor, and shall have the right to charge the cost of such repairs to Lessee as provided in paragraph 10. Lessee may make any repairs which are the obligation of Lessor under paragraph 8(b) hereof if Lessor does not make such repairs promptly after receipt of written notice from Lessee, and Lessee may deduct the cost thereof from the next rentals due Lessor hereunder.

13. Lessor’s Right to Mortgage. Lessor reserves the right to mortgage the Leased Premises and the Real Estate. Lessee agrees at any time, and from time to time, upon request by Lessor, or the holder of any mortgage or other instrument of security given by Lessor, to execute, acknowledge, and deliver to Lessor or to the holder of such instrument, a statement in writing certifying that this Lease has not been modified and is in full force and effect (or if there have been modifications, that the same are in full force and effect and stating such modifications); that there are no defaults hereunder by Lessor, if such is the fact; and the dates to which the rents and other charges have been paid, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by the holder of any such mortgage or other instrument of security or any authorized assignee of Lessor.

Lessee further agrees and consents to the assignment of this Lease by Lessor to its mortgagee and, upon default and foreclosure of any such mortgage, to attorn to and recognize such mortgagee, and any subsequent purchaser of the Real Estate, as Lessor in the place and stead of Lessor herein. From and after receipt of a notice of such assignment and the name and address of any such mortgagee, Lessee agrees to give written notice of any default of Lessor hereunder to such mortgagee and to afford such mortgagee a period of thirty (30) days within which to cure any default of Lessor, at its option, prior to exercising any right to terminate this Lease.

Lessee’s rights shall be subject to any bona-fide mortgage now existing upon or hereafter placed upon the Leased Premises by Lessor; provided, however, that if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, the Lessee shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Lessee shall not be in default hereunder.

14. Fire and Extended Coverage Insurance — Lessee’s Liability. Notwithstanding any provision in this Lease to the contrary, Lessor and Lessee release each other from loss or damage occurring on or to the Leased Premises or to the contents of the Leased Premises caused by fire or any other hazard ordinarily covered by fire and extended coverage insurance policies, and each, for itself and its successors and assigns, hereby waives all right of recovery against the other on account of any such loss or damage. It is understood that negligence, whether attributable to the other party and whether in whole or in part a contributing cause of the casualty giving rise to the loss or damage, shall not affect the foregoing release and waiver.

It shall be the responsibility of the Lessor to carry fire, extended coverage, sprinkler leakage, and other insurance on the Leased Premises (but not on the Lessee’s property therein or thereon) in an amount not less than eighty percent (80%) of the full insurable value thereof. The Lessee shall not be liable for any loss or damage to the Leased Premises, or any premises of which they are a part, resulting from fire or other perils insurable under the standard form of fire and extended coverage insurance policy and sprinkler leakage endorsement in use in the State of Indiana due to any cause whatsoever, except intentional damage by Lessee, whether or not such insurance is in effect on the Leased Premises.

Lessee agrees that in the event any operation of Lessee in the Leased Premises, or any storage or maintenance of personal property therein, causes an increase in Lessor’s fire or extended coverage insurance premiums, Lessee shall pay the amount of such increase as additional rent upon demand. Lessee further agrees to pay as additional rent any increase in Lessor’s fire and extended coverage insurance premiums payable with respect to the Leased Premises over $11,298.00, being the premiums paid with respect to the Leased Premises for the year ended May 31, 1989, and any premium or charge hereafter required by Lessor’s insurance carrier or carriers for the waiver of subrogation endorsement herein provided for. Such amounts shall be payable within thirty (30) days following receipt by Lessee of Lessor’s invoice therefor.

15. Fire and Other Casualty. In the event of total or partial destruction of the Leased Premises by fire or other casualty insured under the fire and extended coverage insurance provided by Lessor in accordance with the provisions of paragraph 14 hereof, Lessor agrees, to the extent insurance proceeds are sufficient, to promptly restore and repair the Leased Premises at Lessor’s expense. In the event that the Leased Premises are so destroyed that they cannot be repaired or rebuilt within one hundred fifty (150) days after the date of the damage or destruction, or in the event insurance proceeds are unavailable or insufficient to restore the Leased Premises, and Lessor does not elect by notice to Lessee within forty-five (45) days following the occurrence of such casualty to restore and repair the Leased Premises from Lessor’s own funds, then either the Lessor or the Lessee may, within sixty (60) days following the date of such occurrence by written notice to the other party, terminate and cancel this Lease. Any proceeds from fire and extended coverage insurance policies not utilized by Lessor in restoring or repairing the Leased Premises shall become the sole property of the Lessor. Rent shall proportionately abate during the time that the Leased Premises, or a part thereof, are unusable by reason of any such damage thereto. In the event of termination of this Lease pursuant to this paragraph, rent shall be pro-rated to the date of such casualty, and any additional prepaid rent shall be refunded to Lessee.

16. Eminent Domain. If all or any part of the Leased Premises shall be acquired by the exercise of the power of eminent domain by any public or quasi-public body, or conveyance in lieu thereof, in such manner that the Leased Premises shall become unusable by the Lessee for the purpose it is then using the Leased Premises, or, if reasonable access to the Leased Premises is destroyed and not restored by Lessor within thirty (30) days, this Lease may be terminated by the Lessee giving written notice to the Lessor within thirty (30) days after possession of the Leased Premises or part thereof is taken, or after Lessor’s failure to restore reasonable access to the Leased Premises. The Lessee shall have no claim against the Lessor, or any other person, firm, corporation or governmental authority, on account of any such acquisition, or for acquisition of any other part of the Real Estate, for the value of any unexpired Lease Term remaining after possession of the Leased Premises is taken. All damages awarded therefor shall belong to and be the sole property of the Lessor; provided, however, that the Lessee shall be entitled to any award made to Lessee for the cost of or the removal of Lessee’s stock, equipment and fixtures. Lessor shall notify Lessee of any exercise of eminent domain by any public or quasi-public body and keep Lessee informed of all proceedings in connection therewith.

17. Lessor’s Non-Liability—Lessee’s Indemnity and Insurance. Lessee agrees that all personal property of Lessee and others shall be kept on the Leased Premises and the Real Estate at the sole risk of Lessee or such other person, and Lessee releases Lessor and Lessor’s agents and employees from any and all liability for any damage to such personal property regardless of the cause thereof, except as to acts of willful wrongdoing.

Lessee shall indemnify and save Lessor harmless from any and all liability for injury to any person or damage to or destruction of any property resulting from Lessee’s use of and operations in the Leased Premises and/or the Real Estate, except damage to Lessor’s property to the extent provided in paragraph 14. Lessee shall protect such liability with public liability insurance, naming both the Lessee and the Lessor as insureds, with limits of coverage for bodily injury, including death, and property damage, arising from each accident or occurrence, of not less than Five Million Dollars ($5,000,000.00), and shall furnish to and maintain with Lessor current policies or certificates of such insurance in companies satisfactory to the Lessor; which shall not be cancellable except following not less than thirty (30) days’ prior written notice to Lessor.

18. Utilities and Common Facilities. The Lessee shall arrange for and pay the costs of all utilities consumed by the Lessee in the Leased Premises. Lessor, as agent for Lessee, at Lessee’s option, shall arrange for private fire protection, security lighting for the building and parking lots on the Real Estate, and the mowing of grass and repair and maintenance of the parking areas and access ways as described in paragraph 8(c), the cost of which shall be paid by Lessee as additional rent, as provided in paragraph 8(c). Lessor shall not be liable to Lessee for any failure, shortages or interruption in supply of any utility service, or any other service referred to herein, unless caused by the wilful act of Lessor.

19. Surrender — Holding over. Upon the expiration or other termination of this Lease, Lessee shall quit and surrender to the Lessor the Leased Premises and Lessee’s rights with respect to the Real Estate, together with all property affixed to the Leased Premises (with the exception of Lessee’s trade fixtures) in the same condition as the Leased Premises were received by Lessee, ordinary wear and tear and damage by fire and the elements excepted; provided, however, that prior to the expiration or other termination of the Lease, Lessee shall, at Lessee’s sole cost and expense, unless Lessor shall otherwise agree in writing:

(a) Remove those interior walls shown in red on Exhibit C attached hereto, and any replacements thereof, and all additional interior walls constructed by Lessee during the term of this Lease;

(b) Remove the doors and doorways in the interior demising walls between the original units of the Leased Premises and close the openings to restore them to their original conditions;

(c) Return the loading door shown in red on Exhibit C attached hereto to its original size and reinstall adequate truck door seals thereto; and

(d) Comply with the provisions of paragraph 20 hereof with respect to the overhead driveway connecting the Leased Premises to the building to the South, unless previously removed.

Lessee shall also remove any other equipment, trade fixtures and other property of Lessee as directed by the Lessor.

Any damage caused to the Leased Premises by removal of any leasehold improvements or property shall be promptly repaired by the Lessee to the reasonable satisfaction of the Lessor. In the event Lessee fails to restore the Leased Premises or to remove any property as herein required, the Lessor may cause such restoration and removal to be done at the expense of the Lessee, and the Lessee agrees to pay all reasonable costs, expenses and damages thereby incurred. Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

If the Lessee shall remain in possession of all or any part of the Leased Premises after the expiration of the Lease Term, then the Lessee shall be deemed Lessee of the Leased Premises from month to month subject to all the terms and conditions hereof, except the monthly rent payable by Lessee shall be one hundred twenty-five percent (125%) of the monthly rent paid by Lessee for the last month of the Lease Term. Either Lessee or Lessor shall have the right to terminate such month-to-month tenancy upon not less than ninety (90) days prior written notice to the other.

20. Elevated Driveway. Lessee and Lessor acknowledge that Lessee has constructed and owns the elevated driveway connecting the Leased Premises with the building to the South of the Real Estate. Lessee agrees that upon termination of this Lease, Lessee, if requested by Lessor, shall remove such driveway in a careful and workmanlike manner and restore the Leased Premises to the condition which existed prior to the construction and attachment of such driveway. Lessor may also require Lessee to remove the elevated driveway and restore the Leased Premises during the term of this Lease upon reasonable prior written notice from Lessor, but only if such removal is required by law, by a party or parties having rights under a certain Agreement Granting Railroad Easements recorded July 11, 1973 as Instrument No. 73-4413 in Marion County, Indiana, or by the owner of the premises to the South of the Real Estate and Lessee is not able to make modifications to comply with all requirements of such party or parties. Prior to removal, Lessee shall maintain such driveway in a good state of repair and defend, indemnify and hold Lessor harmless from, all claims, liabilities and damages, including costs and attorneys’ fees, which may arise in connection with the maintenance of such driveway, including, without implied limitation, claims under zoning laws and for injuries to person or property.

21. Waiver. No waiver of any covenant or condition or the breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of such covenant or condition nor justify or authorize a non-observance on any other occasion of such covenant or condition or any other covenant or condition, nor shall the acceptance of rent by the Lessor at any time when the Lessee is in default of any covenant or condition hereof be construed as a waiver of such default or the Lessor’s right to terminate this Lease on account of such default.

22. Covenant of Quiet Enjoyment. Lessor covenants that if the Lessee shall perform all of the covenants and agreements herein provided to be performed on the Lessee’s part, the Lessee shall, at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from the Lessor or any persons lawfully claiming under the Lessor.

23. Notice. Any notice required or permitted to be given or served by either party to this Lease shall be deemed to have been given or served when made in a writing personally delivered to the other, or mailed by certified or registered United States mail, or national overnight delivery service, addressed as follows:

Lessor:	Industrial Associates Number One c/o F. C. Tucker Company, Inc. One American Square, Suite 2500 P. O. Box 82055 Indianapolis, Indiana 46282-0002

Lessee:	Rheem Container Corporation 301 Lee Farm Corporate Park Danbury, Connecticut 06810

All rental payments shall be made to the Lessor at the above address. The addresses may be changed from time to time by either party by serving notice as provided above.

24. Limitation of Lessor’s Liability. Lessee agrees that the partners of Lessor shall have no liability hereunder in their individual capacities, and that Lessee shall look solely to Lessor’s interest in the Real Estate for collection of any judgment against Lessor in the event of default or breach by Lessor of any of the covenants, terms or conditions of this Lease. Also, in the event of any transfer of Lessor’s interest in the Leased Premises or the Real Estate (except a transfer for security), the Lessor named herein (or the transferor, in the case of a subsequent transfer) shall, after the date of such transfer, be released from all personal liability for performance of any covenant, agreement and condition on the part of the Lessor which are thereafter to be performed hereunder. The transferee shall be deemed to have assumed (subject to the limitations of this paragraph) all of the covenants, agreements and conditions herein to be observed by the Lessor, with the result that the covenants and agreements of Lessor shall bind

Lessor, its successors and assigns, only during and in respect of their respective periods of ownership.

25. Successors and Assigns. Subject to the provisions of paragraphs 9 and 24 hereof, this Lease and all of the terms and provisions hereof shall inure to the benefit of and be binding upon the Lessor and Lessee, and their respective legal representatives, successors and assigns.

26. Easements and Dedications. Lessor reserves the right, from time to time, to grant such easements, rights and dedications and to cause the recordation of such restrictions relating to the Real Estate as Lessor deems necessary or desirable, so long as such easements, rights, dedications and restrictions do not unreasonably interfere with the use of the Leased Premises and the Real Estate by Lessee. Lessee agrees to execute any such documents upon request of Lessor to subordinate Lessee’s interest in the Leased Premises and the Real Estate to such rights, and the failure to do so shall constitute a material breach of this Lease.

27. Memorandum of Lease. Lessor and Lessee agree not to place this Lease of record, but upon the request of either party agree to execute for recording purposes a Memorandum of Lease indicating the Leased Premises, Lease Term and other provisions with respect to which notice to third parties is advisable, but omitting rental and other terms of this Lease.

23. Indemnification For Attorneys’ Fees and Expenses. Lessee shall be liable for and agrees to pay, or to reimburse Lessor for the payment of, any and all expenses, including reasonable attorneys’ fees, incurred by the Lessor in connection with any default by the Lessee in performance of any of the terms, covenants and conditions contained in this Lease.

29. Governing Law. This Lease shall be governed in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first-above written.

INDUSTRIAL ASSOCIATES NUMBER ONE

By	/s/ Illegible

By	/s/ Illegible
General Partners

“LESSOR”

RHEEM CONTAINER CORPORATION

By	/s/ Paul J. Kent
Paul J. Kent, President

ATTEST:

/s/ Illegible
Its:
(authorized officer)

“LESSEE”

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